GreeneStone Adds Two New Directors to the Board

TORONTO, ONTARIO – November 5, 2015 (GLOBE NEWSWIRE) – GreeneStone Healthcare Corporation (OTCQB: GRST) (“GreeneStone” “GRST” or the “Company”), a provider of healthcare services including addiction and mental health, has added two new directors to its board. The new Directors are Mr. Gerald (Gerry) T. Miller and Mr. John O'Bireck. Their term began on October 28, 2015. GreeneStone will renew the appointment of its Directors annually at its annual shareholder meeting.

Gerry Miller, 58 of Toronto, Ontario, Canada is the Managing Partner of the Law Firm Gardiner Miller Arnold LLP. Mr. Miller’s practice focuses on a comprehensive range of business, finance and real estate issues. In addition to managing the law firm, he runs the business law and real estate practice at Gardiner Miller Arnold LLP.  He advises small to medium sized companies in manufacturing, investing and service related industries.  Mr. Miller supervises all merger and acquisition transactions and institutional finance work. He is recognized as the firm’s most effective negotiator and trouble shooter. He sits on numerous business and charitable boards.

John O'Bireck, 57 of Aurora, Ontario, Canada has been a Control Systems Engineer, since graduating in 1982, and has since been involved with building engineering teams to provide efficiency optimizing solutions for industrial and transportation concerns. He was a co-founder of Hy-Drive Technologies Ltd. a publicly listed company where he held the positions of Director, Vice-President, Chief Technology Officer and Vice President of Advanced Product Development. John was also the co-founder, Director and President of SuperNova Performance Technologies Ltd., a privately held company. In 2014 Mr. O’Bireck was elected as a Director to the Board of Sparta Capital Ltd (TSX.V:SAY.H). He has been instrumental in the re-building of Sparta as a unique provider of environmentally sensitive technologies.

With a continuing quarterly improvement to the Income Statement, the Board will now set its sights on the improvement of the Balance Sheet, including the repayment of legacy debt from the Company's start up years. Mr. Shawn Leon, President and C.E.O. of the Company said," I am very pleased to be working with such esteemed colleagues and believe that they will be immensely helpful in the task of raising new capital to improve the Company balance sheet and to prepare it for expansion and growth."

Notice Regarding Forward-Looking Statements

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For information please contact:

GreeneStone Healthcare Corporation

416-222-5501

information@greenestone.net